EXHIBIT 99

      MSW Energy Holdings LLC and MSW Energy Holdings II LLC Disclose Last Twelve Months Ended September 30, 2004 Results for American Ref-Fuel
                          Company LLC and Subsidiaries

    MONTVALE, N.J.--(BUSINESS WIRE)--March 4, 2005--The following information is being provided to certain lenders on a non-confidential basis and accordingly is being furnished to comply with Regulation FD. It presents the results for the last twelve months ended September 30, 2004 for American Ref-Fuel Company LLC (ARC LLC), a wholly owned subsidiary of Ref-Fuel Holdings LLC, which is owned 49.8% by MSW Energy Holdings LLC and 50% by MSW Energy Holdings II LLC. Due to the acquisition of ARC LLC by MSW Energy Holdings LLC and MSW Energy Holdings II LLC, completed on December 12, 2003, the assets and liabilities of ARC LLC reflect the effects of this change in ownership and the new owners' basis in the net assets and liabilities acquired. As a result, the data in the following table for the period from January 1, 2003 through December 12, 2003 and the nine months ended September 30, 2003, reflect the results prior to the change in bases (labeled as Predecessor). The data in the following table for the period from December 12, 2003 through December 31, 2003 and the nine months ended September 30, 2004 reflect the results subsequent to the push-down adjustments related to the change in basis. The results for the twelve months ended September 30, 2004 represent the addition of the period from January 1, 2003 through December 12, 2003, plus the period from December 12, 2003 through December 31, 2003, plus the nine months ended September 30, 2004, less the nine months ended September 30, 2003.
    The following table includes certain items that are not measures under generally accepted accounting principles and are not intended to supplant the information provided in accordance with generally accepted accounting principles. Furthermore, these measures may not be comparable to those used by other companies. EBITDA and Adjusted EBITDA (as calculated below) are not measures of financial performance under generally accepted accounting principles and should not be considered as alternatives to cash flow from operating activities or as measures of liquidity or alternatives to net income as indicators of ARC LLC's operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. The nine month periods and the last twelve months (LTM) ended September 30, 2004 as presented are unaudited, and all numbers are in millions.


Results of Operations

                                                          Predecessor/
                                                            Successor
                         Predecessor         Successor      Combined
                      ------------------------------------------------
                                 Period | Period
                                  from  | from
                                January | December
                        Nine       1,   |   12,     Nine
                       Months     2003  |  2003    Months
                        Ended    through| through   Ended      LTM
                      September December|December September September
                         30,       12,  |   31,      30,       30,
                        2003      2003  |  2003     2004      2004
                        ----      ----  |  ----     ----      ----
                                        |
Statement of                            |
 Operations Data:                       |
Total net revenues      $ 348    $ 444  | $  25     $ 324      $ 445
Operating and other                     |
 expenses                 146      182  |     8       149        193
Depreciation and                        |
 amortization              44       56  |     3        51         66
General and                             |
 administrative                         |
 expenses                  34       42  |     2        31         41
Loss on retirements         2        2  |     -         1          1
                      ------------------------------------------------
   Operating income       122      162  |    12        92        144
Interest income             2        3  |     -         2          3
Interest expense          (48)     (59) |    (3)      (36)       (50)
Loss on early                           |
 extinguishment of                      |
 debt                      (3)      (3) |     -         -          -
                      ------------------------------------------------
   Net income           $  73    $ 103  | $   9     $  58      $  97
                      ================================================
                                        |
Net income              $  73    $ 103  | $   9     $  58      $  97
Add back:                               |
   Interest income          2        3  |     -         2          3
   Interest expense       (48)     (59) |    (3)      (36)       (50)
   Loss on early                        |
    extinguishment of                   |
    debt                   (3)      (3) |     -         -          -
                      ------------------------------------------------
Operating income          122      162  |    12        92        144
Depreciation and                        |
 amortization              44       56  |     3        51         66
Loss on asset                           |
 retirements                2        2  |     -         1          1
                      ------------------------------------------------
   EBITDA               $ 168    $ 220  | $  15     $ 144      $ 211
Amortization of long                    |
 term waste contracts      (6)      (7) |     -        (5)        (6)
Amortization of                         |
 deferred revenue          (1)      (1) |     -         -          -
Amortization of                         |
 energy contracts          21       27  |     3        45         54
Energy contract                         |
 levelization              11       15  |     1        17         22
Amortization of lease      (4)      (5) |     -        (3)        (4)
                      ------------------------------------------------
Total fair value                        |
 adjustment                             |
 amortization and                       |
 revenue levelization                   |
 adjustments               21       29  |     4        54         66
                      ------------------------------------------------
   Adjusted EBITDA      $ 189    $ 249  | $  19     $ 198      $ 277
                      ================================================


                                                          Predecessor/
                                                            Successor
                         Predecessor         Successor      Combined
                      ------------------------------------------------
                                 Period | Period
                                  from  |  from
                                January |December
                        Nine       1,   |   12,     Nine
                       Months     2003  |  2003    Months
                        Ended    through| through   Ended     LTM
                      September December|December September September
                         30,       12,  |   31,      30,       30,
                        2003      2003  |  2003     2004      2004
                      --------- --------|-------- --------- ----------
                                        |
Reconciliation of                       |
 Adjusted EBITDA to                     |
 cash provided by                       |
 operating Activities                   |
Adjusted EBITDA         $ 189    $ 249  | $  19     $ 198      $ 277
Less other expense,                     |
 net                        -        -  |     -         -          -
Amortization of debt                (4) |    (0)      (13)       (17)
Interest expense          (48)     (59) |    (3)      (36)       (50)
Interest income             2        3  |     -         2          3
Interest on loss                        |
 contracts                  1        2  |     -         -          1
Changes in assets and                   |
 liabilities                            |                      -
Account receivable,                     |
 net                        1       (6) |     3        (1)        (5)
Prepaid expenses &                      |
 other current assets      (2)      (6) |     3         -         (1)
Other long-assets          (5)      (3) |     1        (5)        (2)
Accts payable & other                   |
 current liabilities      (19)     (21) |     2         3          3
Accrued interest                        |
 payable                   11        7  |    (8)        9         (3)
Other long-term                         |
 liabilities                4        7  |    (1)        1          3
                      ------------------------------------------------
Cash provided by                        |
 operating activities   $ 134    $ 169  | $  16     $ 158      $ 209
                      ================================================


    Comparison of the Combined Results for the Year Ended December 31, 2003 and for the Twelve Months Ended September 30, 2004

    Total Net Revenues. Total net revenues were $445 million for the twelve months ended September 30, 2004 a decrease of $24 million from the year ended December 31, 2003. The decrease in net revenues resulted from increases in the amortization of intangible contract assets as a result of the revaluation of the Company on December 12, 2003 ($30 million). These decreases in revenues offset increases in waste revenues of $5.3 million attributable to an increase in waste processed at the facilities, increases of $5.7 million in other revenue attributable to the metals pricing increases and an increase in steam sales in the amount of $2.3 million from the year ended December 31, 2003. There was a decrease in the power revenue of $1.4 million as a result of a major turbine overhaul which occurred in the second quarter of 2004. The expiration of an ash reuse marketing arrangement in the first quarter of 2004, decreased revenues by $4.1 million, as compared to the December 31, 2003 period.
    Expenses. Operating and other expenses were $193 million for the twelve months ended September 30, 2004, as compared with the year ended December 31, 2003 of $190 million. The most significant factors contributing to the $3 million increase were increased facility maintenance expenses performed during scheduled outages, which accounted for a $1.7 million increase and the cost of materials which increased by $1.8 million. Host fees increased by $1.1 million as the Company began operations in a new cell of its landfill, and external engineering consulting increased by $0.4 million. These increases were partially offset by a $2.5 million decrease in ash disposal expense due to the expiration of an ash reuse marketing arrangement in the first quarter of 2004 and a $0.6 million decrease in landfill expense on decreased landfill volumes.
    Depreciation and amortization of $66 million for the twelve months ended September 30, 2004 increased $7 million from the year ended December 31, 2003. This increase resulted from the revaluation of the Company's assets as of December 12, 2003, which increased the net property, plant and equipment value by approximately $280 million. As a result of this increase in value, there was a significant increase in the annual depreciation expense.
    General and administrative expenses were $41 million for the twelve months ended September 30, 2004 a decrease of $3 million or 7% from the year ended December 31, 2003. The decrease was due to a decrease of $1.8 million in severance costs, a decrease of $1.5 million in long-term compensation expense, a $0.3 million decrease in bad debt expense and $0.3 million decrease in office rental expense. These decreases were partially offset by a $0.4 million increase in miscellaneous general and employee expenses.
    Interest Income. Interest income was flat at $3 million for the twelve months ended September 30, 2004 and for the year ended December 31, 2003.
    Interest Expense. Interest expense was $50 million for the twelve months ended September 30, 2004, a decrease of $12 million or 19% from the year ended December 31, 2003. The reduction in interest expense resulted from the amortization of the debt premium which resulted from the revaluation of the Company's debt as of December 12, 2003.
    Loss on Early Extinguishment of Debt. Loss on early extinguishment of debt decreases by $3 million for the twelve months ended September 30, 2004 as compared to the year ended December 31, 2003 as the Company expensed approximately $3 million of deferred financing costs associated with the refinancing of debt during the first quarter of 2003.

    Forward-looking Information or Statements

    All statements other than statements of historical facts included in this press release or the conference call that address activities, events or developments that we expect, or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to financial condition, results of operations, plans, objectives, future performance and business. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
    These forward-looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Forward-looking statements speak only as of the date on which they are made and except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

    This press release does not constitute an offer to sell securities or a solicitation of an offer to purchase securities.

    CONTACT: American Ref-Fuel Company LLC
             Joanne Pagliuca, 201-690-4800